Exhibit 99.1

        Insituform Technologies, Inc. Signs Definitive Agreement to Make
                Strategic Acquisition of Kinsel Industries, Inc.

     Chesterfield, MO - January 16, 2001 - Insituform Technologies, Inc. ("Insituform") (NASDAQ National Market: INSUA) announced today that it has entered into a definitive agreement to acquire Kinsel Industries, Inc. ("Kinsel"), a Houston, Texas, company, with an expected closing date of February 28, 2001 for $80 million, of which $15.3 million is in cash and notes and the balance in Insituform's stock. The closing is subject to normal conditions.

     Kinsel, founded in 1976, is primarily involved in water and sewer markets and other contracting businesses. Their water/sewer business includes pipebursting, micro-tunneling, other pipe rehabilitation and construction, and erection of water and sewer treatment plants. Kinsel's other contracting business is involved with highway, bridge and airport construction. For the year ended December 31, 2000, Kinsel is expected to report revenues of approximately $100 million.

     Insituform intends to operate Kinsel as two divisions: water/sewer and other construction. For 2000, revenue in these two divisions was approximately equal. While both divisions are strong, the water/sewer segment is expected to grow at a rate comparable to or higher than Insituform's growth rate. The forecasted growth for the water/sewer segment is primarily in pipebursting and other trenchless pipe rehabilitation methods. During the fourth quarter of 2000, a Kinsel joint venture (in which it is a 50% partner) was awarded a five-year rehabilitation contract for up to $380 million in total. This contract, which is primarily pipebursting, was awarded by Jacksonville (Florida) Electric Authority. The other construction business, although valuable, does not fit the Insituform strategy and is expected to be divested in the future.

     Anthony W. (Tony) Hooper, Chairman of the Board, President and Chief Executive Officer of Insituform, stated that, "As we expanded our presence in major markets, we felt the time had come to offer a broader range of trenchless pipe rehabilitation capabilities to our clients by adding other specialized trenchless methods. Kinsel is well established in pipe rehabilitation and has had major success in obtaining pipebursting contracts in particular. It adds to the breadth of solutions offered to our existing customers and thus is an excellent complement to both our rehabilitation and tunneling business segments. Our combined company should be better able to satisfy the full range of customer needs than we could have as separate companies. We expect the Kinsel acquisition will be accretive to Insituform's earnings when consummated."

     Tony Hooper and Joe White, Vice President and Chief Financial Officer, will host a conference call at 9:30 a.m. Eastern Time on Wednesday, January 17, to discuss the acquisition. After opening remarks, there will be a limited question and answer period. Anyone may listen to

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the conference call via the Internet by connecting through Insituform's Web site
(www.insituform.com) five to ten minutes prior to the scheduled time.

     Anyone who is unable to listen to the live conference call, or wants to listen to it a second time, may access an audio archive of the webcast beginning approximately two hours after the conclusion of the conference call through www.insituform.com.

     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

        This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000